Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Cymer, Inc.:

We consent to the use of our reports dated February 26, 2007, with respect to the consolidated balance sheets of Cymer, Inc. and subsidiaries (the Company) as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2006, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, incorporated herein by reference.

Our report refers to the Company’s adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, effective January 1, 2006.

Our report dated February 26, 2007 on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006 expresses our opinion that Cymer, Inc. did not maintain effective internal control over financial reporting as of December 31, 2006 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states the company had inadequate controls over the accounting for income taxes.

/s/ KPMG LLP

San Diego, California
August 2, 2007